UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. 12)*

Schnitzer Steel Industries, Inc.
(Name of Issuer)

Class A Common Stock, $1 par value
(Title of Class of Securities)

806882 10 6
(CUSIP Number)

N/A
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐   Rule 13d-1(b)
☐   Rule 13d-1(c)
☒  Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 806882 10 6	13G	Page 2 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Carol S. Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 13,500
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,145,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 500,549
8	SHARED DISPOSITIVE POWER 30,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,158,671
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.5%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 3 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Emanuel Rose
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 2,100
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 104,424
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,117,271
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.4%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 4 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kathleen Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 129,984
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 5 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Marilyn S. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,178,636
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 529,358
8	SHARED DISPOSITIVE POWER 63,465

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,178,636
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.6%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 6 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David S. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 119,799
8	SHARED DISPOSITIVE POWER 17,420

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 7 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Danielle Easly Nye
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 7,500
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 97,281
8	SHARED DISPOSITIVE POWER 17,420

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,122,671
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.4%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 8 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sean M. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 70,918
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 9 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gilbert Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 882,222

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 10 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Thelma S. Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 882,222

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 11 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gary Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 42,146
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 42,146
8	SHARED DISPOSITIVE POWER 1,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,157,317
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.5%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 12 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sandra Wilder
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 920
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 13 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gregory Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 30,000
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 85,233
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,145,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.4%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 14 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth M. Novack
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 900
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 900
8	SHARED DISPOSITIVE POWER 312,451

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,116,071
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 15 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Deborah S. Novack
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 312,031

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 16 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Lois T. Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,205,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 277,435
8	SHARED DISPOSITIVE POWER 90,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,205,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.6%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 17 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Rita S. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,129,976
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 714,897

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,129,976
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.4%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 18 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Robert W. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 252,627
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 516,920
8	SHARED DISPOSITIVE POWER 380,100

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,367,798
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 24.0%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 19 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michele P. Rubin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 38,208
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 20 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joshua H. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 336
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 21 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gayle S. Romain
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,179,251
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 646,848

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,179,251
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.6%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 22 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bryan L. Rosencrantz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 2,250
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 23,470
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,117,421
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.4%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 23 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sandra Lee Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 7,800
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,160,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 286,728
8	SHARED DISPOSITIVE POWER 30,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,167,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.5%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 24 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Mardi S. Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 1,800
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,160,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 308,784
8	SHARED DISPOSITIVE POWER 122,084

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,161,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.5%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 25 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jill Schnitzer Edelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 300
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 300
8	SHARED DISPOSITIVE POWER 364,565

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,471
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 26 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richard H. Edelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 181,815

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 27 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dina S. Meier
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,119,446
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 418,565

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,119,446
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.4%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 28 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric Meier
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,119,446
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 0
8	SHARED DISPOSITIVE POWER 312,273

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,119,446
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.4%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 29 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jean S. Reynolds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 1,900
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,202,071
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 80,407
8	SHARED DISPOSITIVE POWER 402,179

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,203,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.6%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 30 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alan Scott Davis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 18,261
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 31 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Samantha Paige Davis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,115,171
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 104,652
8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,115,171
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.3%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 32 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dori Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 9,000
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,239,571
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 786,798
8	SHARED DISPOSITIVE POWER 439,679

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,248,571
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.8%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 33 of 37 Pages

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Susan Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 7,227,671
REPORTING PERSON WITH:	7	SOLE DISPOSITIVE POWER 507,678
8	SHARED DISPOSITIVE POWER 112,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,227,671
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.7%
12	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).	Name of Issuer

Schnitzer Steel Industries, Inc. (the “Company”)

Item 1(b).	Address of Issuer’s Principal Executive Offices

3200 NW Yeon Avenue
Portland, OR 97210

Item 2(a).	Names of Persons Filing

Carol S. Lewis
Emanuel Rose
Kathleen Lewis
Marilyn S. Easly
David S. Easly
Danielle Easly Nye
Sean M. Easly
Gilbert Schnitzer
Thelma S. Schnitzer
Gary Schnitzer
Sandra Wilder
Gregory Schnitzer
Kenneth M. Novack
Deborah S. Novack
Lois T. Schnitzer
Rita S. Philip

Robert W. Philip
Michele P. Rubin
Joshua H. Philip
Gayle S. Romain
Bryan L. Rosencrantz
Sandra Lee Schnitzer
Mardi S. Schnitzer
Jill Schnitzer Edleson
Richard H. Edelson
Dina S. Meier
Eric Meier
Jean S. Reynolds
Alan Scott Davis
Samantha Paige Davis
Dori Schnitzer
Susan Schnitzer

Item 2(b).	Address of Principal Business Office, or if none, Residence

For all Reporting Persons:

3200 NW Yeon Avenue
Portland, OR 97210

Item 2(c).	Citizenship or Place of Organization

Each individual listed in Item 2(a) is a citizen of the United States.

Item 2(d).	Title of Class of Securities

Class A Common Stock, $1 par value

Item 2(e).	CUSIP NUMBER

806882 10 6

Item 3.	Type of Reporting Person

Inapplicable

Item 4.	Ownership

Pursuant to the terms of the Schnitzer Steel Industries, Inc. Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the “Schnitzer Trust Agreement”), the beneficial owners of 7,115,171 shares of Class B Common Stock of the Company have contributed those shares to the Schnitzer Steel Industries, Inc. Voting Trust (the “Schnitzer Trust”). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares held in the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group.

The Reporting Persons are all beneficial owners of shares of Class B Common Stock contributed to the Schnitzer Trust. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

See Items 5 through 9 and 11 of the Cover Pages for the beneficial ownership of Class A Common Stock by each Reporting Person. All of the shares of Class A Common Stock reported in Items 5 through 9 and 11 of the Cover Pages are shares which may be acquired upon conversion of Class B Common Stock, except for the following shares of Class A Common Stock that are actually owned or subject to exercisable options:

	Reporting Person	Class A Common Stock Actually Owned		Percent of Class	Sole Voting Power		Shared Voting Power	Sole Dispositive Power		Shared Dispositive Power
1.	Carol S. Lewis	13,500	[1]	0.1	13,500	[1]	0	13,500	[1]	0
2.	Danielle Easly Nye	7,500		0.0	7,500		0	7,500		0
3.	Gary Schnitzer	42,146	[2]	0.2	42,146	[2]	0	42,146	[2]	0
4.	Gregory Schnitzer	30,000		0.1	30,000		0	30,000		0
5.	Kenneth M. Novack	900	[3]	0.0	900	[3]	0	900	[3]	0
6.	Rita S. Philip	14,805		0.1	0		14,805	0		14,805
7.	Robert W. Philip	252,627	[4]	1.1	252,627	[4]	0	252,627	[4]	0
8.	Gayle S. Romain	19,080		0.1	0		19,080	0		19,080
9.	Bryan L. Rosencrantz	2,250		0.0	2,250		0	2,250		0
10.	Sandra Lee Schnitzer	7,800		0.0	7,800		0	7,800		0
11.	Mardi S. Schnitzer	1,800		0.0	1,800		0	1,800		0
12.	Jill Schnitzer Edelson	300		0.0	300		0	300		0
13.	Dina S. Meier	4,275		0.0	0		4,275	0		4,275
14.	Eric Meier	4,275		0.0	0		4,275	0		4,275
15.	Jean S. Reynolds	13,800	[5]	0.1	1,900	[5]	11,900	1,900	[5]	11,900
16.	Dori Schnitzer	20,900	[6]	0.1	9,000	[6]	11,900	9,000	[6]	11,900

1 Includes 9,000 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.
2 Includes 38,246 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.
3 Includes 900 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.
4  Includes 252,477 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.
5 Includes 900 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.
6 Includes 9,000 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.

Item 5.	Ownership of Five Percent or Less of a Class

Inapplicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Inapplicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Inapplicable

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are required to file this Schedule pursuant to Rule 13d-1(d) and are filing a joint Schedule on behalf of all of them. Attached as Exhibit A to this Amendment No. 12 is the Schedule 13G Filing Agreement and Power of Attorney among the Reporting Persons which identifies each member of the group.

Item 9.	Notice of Dissolution of Group

Inapplicable

Item 10.	Certification

Inapplicable

SIGNATURE

After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2006.

CAROL S. LEWIS
EMANUEL ROSE
KATHLEEN LEWIS
MARILYN S. EASLY
DAVID S. EASLY
DANIELLE EASLY NYE
SEAN M. EASLY
GILBERT SCHNITZER
THELMA S. SCHNITZER
GARY SCHNITZER
SANDRA WILDER
GREGORY SCHNITZER
KENNETH M. NOVACK
DEBORAH S. NOVACK
LOIS T. SCHNITZER
RITA S. PHILIP
ROBERT W. PHILIP
MICHELE P. RUBIN
JOSHUA H. PHILIP
GAYLE S. ROMAIN
BRYAN L. ROSENCRANTZ
SANDRA LEE SCHNITZER
MARDI S. SCHNITZER
JILL SCHNITZER EDELSON
RICHARD H. EDELSON
DINA S. MEIER
ERIC MEIER
JEAN S. REYNOLDS
ALAN SCOTT DAVIS
SAMANTHA PAIGE DAVIS
DORI SCHNITZER
SUSAN SCHNITZER

By /s/Richard C. Josephson

Richard C. Josephson, Attorney-in-Fact
for all Reporting Persons